Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-1/A) and related Prospectus of Can-Fite Biopharma Ltd. for the registration of up to 70,371,803 of its ordinary shares and to the incorporation by reference therein of our report dated March 29, 2019, with respect to the consolidated financial statement of Can-Fite Biopharma Ltd. included in Annual Report (Form 20-F/A) filed with the Securities and Exchange Commission on April 2, 2019.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	Kost Forer Gabbay & Kasierer
May 28, 2019	A Member of Ernst & Young Global